Exhibit 99.1

Global Partners Reports Record Fourth-Quarter and Full-Year 2012 Financial Results

Fourth Quarter Highlights

  Net income increased 126% to $22.7 million from the fourth quarter of 2011
  EBITDA up 76% to $47.1 million from $26.8 million for the fourth quarter of 2011
  Distributable cash flow of $32.1 million, 95% higher than the fourth quarter of 2011
  Quarterly cash distribution of $0.57 per unit, up 14% from the same period in 2011

Full Year Highlights

  Net income more than doubled to $46.7 million from $19.4 million in 2011
  EBITDA up 58% to $135.8 million from $85.7 million in 2011
  Distributable cash flow of $80.8 million, 73% higher than 2011

WALTHAM, Mass.--(BUSINESS WIRE)--March 14, 2013--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and 12 months ended December 31, 2012.

“Global’s development of rail logistics and gas station assets has strengthened and diversified our cash flows and income streams,” said Eric Slifka, the Partnership’s president and chief executive officer. “Our record results in 2012 reflect this transformation, highlighted by the steady growth of our rail logistics capabilities and the acquisition of Alliance Energy.”

“We believe our direct, single line haul ‘virtual pipeline’ to Albany, NY on Canadian Pacific provides the most efficient model to move competitively price-advantaged product from the mid-continent of the U.S. and Canada to the East Coast,” Slifka said. “The rail volume into our Global Albany crude and ethanol terminal has more than doubled from 42 unit trains in the first quarter of 2012 to 87 in the fourth quarter, with 81 unit trains received through the first two months of 2013 alone, averaging over 100,000 barrels a day.”

“In recent weeks, we have expanded our advantaged logistics, purchasing a 60% membership interest in Basin Transload in North Dakota and acquiring the Cascade Kelly crude oil transload and ethanol production facility near Portland, Oregon,” Slifka said. “The Basin terminal in Beulah, ND and our new Oregon facility form a West bound virtual pipeline on the BNSF Railway that connects the U.S. mid-continent and Western Canadian Sedimentary Basin to Pacific refiners. Together with our Albany terminal, these locations form a network of unique origin and destination locations through which our customers can efficiently supply cost-competitive crude oil to destinations on the East and West coasts.”

Fourth Quarter 2012 Financial Summary
Net income for the fourth quarter of 2012 was $22.7 million, or $0.81 per diluted limited partner unit, compared with net income of $10.0 million, or $0.45 per diluted limited partner unit, for the fourth quarter of 2011.

Combined net product margin for the fourth quarter of 2012 was $115.5 million, compared with $65.6 million for the fourth quarter of 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2012 were $47.1 million, compared with $26.8 million for the same period of 2011.

Distributable cash flow (DCF) for the fourth quarter of 2012 was $32.1 million, compared with $16.5 million for the fourth quarter of 2011.

Net product margin, EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2012 and 2011.

Sales for the fourth quarter of 2012 increased to $5.1 billion from $4.1 billion for the same period in 2011, driven primarily by increasing crude oil activity and the acquisition of Alliance Energy LLC, which was completed in the first quarter of 2012. Wholesale segment sales of $4.1 billion were up approximately 16% from $3.5 billion for the fourth quarter of 2011 due to an increase in volume. Sales from the Gasoline Distribution and Station Operations segment more than doubled to $875.9 million compared with $365.5 million for the same period in 2011, reflecting contributions from the Alliance acquisition, as well as the fuel supply and services agreement with Getty Realty. Commercial segment sales decreased approximately 33% to $148.5 million from $220.3 million for the fourth quarter of 2011.

Wholesale segment volume was 1.4 billion gallons for the fourth quarter of 2012 compared with 1.3 billion gallons for the fourth quarter of 2011. Volume in the Gasoline Distribution and Station Operations segment was up 130% to 267.9 million gallons for the fourth quarter of 2012 from 116.6 million gallons in the comparable period of 2011. Commercial segment volume was 96.9 million gallons, compared with 93.9 million gallons for the fourth quarter of 2011.

Combined gross profit increased to $104.9 million for the fourth quarter of 2012, compared with $59.5 million for the fourth quarter of 2011. Total wholesale net product margin grew to $42.6 million for the fourth quarter of 2012, compared with $36.5 million for the same period in 2011. In the Gasoline Distribution and Station Operations segment, net product margin increased 204% to $68.4 million from $22.5 million in the comparable period of 2011. Commercial segment net product margin decreased to $4.5 million for the fourth quarter of 2012 compared with $6.6 million in the same period of 2011.

Full Year 2012 Financial Summary
Net income for the 12 months ended December 31, 2012 was $46.7 million, or $1.71 per diluted limited partner unit, compared with $19.4 million, or $0.87 per diluted limited partner unit, for the same period in 2011. The Partnership had approximately 26.6 million and 21.5 million diluted weighted average limited partner units outstanding for the 12 months ended December 31, 2012 and 2011, respectively.

Combined net product margin for 2012 was $370.2 million, compared with $234.0 million for 2011.

EBITDA for the 12 months ended December 31, 2012 increased 58% to $135.8 million from $85.7 million for the same period in 2011.

Distributable cash flow for 2012 was $80.8 million, compared with $46.7 million for the comparable period in 2011.

Sales for the 12 months ended December 31, 2012 increased 19% to $17.6 billion, compared with $14.8 billion for the same period in 2011, reflecting the contributions of crude oil activity and the Alliance acquisition. Wholesale segment sales were $13.8 billion, or 78% of total sales, for 2012, compared with $12.6 billion, or 85% of total sales, for 2011. Sales from the Gasoline Distribution and Station Operations segment were $3.1 billion, or 18% of total sales, for 2012, compared with $1.5 billion, or 10% of total sales, for 2011. Commercial segment sales were $716.2 million, or 4% of total sales, for 2012, compared with $775.0 million, or 5% of total sales, for 2011.

Combined product volume totaled 6.1 billion gallons in 2012, compared with 5.2 billion gallons in 2011. Wholesale segment volume increased to 4.8 billion gallons versus 4.4 billion gallons in 2011. Volume in the Gasoline Distribution and Station Operations segment was up 115% to 954.3 million gallons in 2012 from 442.9 million gallons in 2011. Commercial segment volume increased to 352.2 million gallons in 2012, compared with 338.2 million gallons in 2011.

Combined gross profit increased 59% to $333.5 million in 2012 from $209.6 million in 2011. Total wholesale net product margin grew 17% to $145.4 million in 2012, compared with $123.8 million for the same period in 2011. In the Gasoline Distribution and Station Operations segment, net product margin increased 134% to $206.1 million from $88.2 million in 2011. Commercial segment net product margin decreased to $18.7 million in 2012 compared with $22.0 million in 2011.

Recent Highlights

  Global and Phillips 66 (NYSE:PSX) signed a five-year take-or-pay contract under which Global is using its rail transloading, logistics and transportation system to deliver crude oil from the Bakken region of North Dakota to Phillips 66’s Bayway, NJ refinery. The agreement includes a take-or-pay commitment from Phillips 66 to receive approximately 91 million barrels of crude oil over the contract term.
  Global completed its acquisition of a 60% membership interest in Basin Transload, which operates two transloading facilities for crude oil and other products in Columbus and Beulah, ND with a combined rail loading capacity of 160,000 barrels per day.
  Global completed its acquisition of 100% of the membership interests of Cascade Kelly Holdings, which owns a West Coast crude oil and ethanol facility near Portland, Oregon. The assets include a rail transloading facility serviced by the BNSF Railway, 200,000 barrels of storage capacity, a deepwater marine terminal with access to a 1,200-foot leased dock and the largest ethanol plant on the West Coast.
  In connection with its Basin Transload and Cascade Kelly acquisitions, Global increased its bank credit facility by $115 million and issued a $70 million senior unsecured five-year note to funds managed by GSO Capital Partners LP, the credit arm of The Blackstone Group.
  The Board of Directors of the Partnership’s general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.57 per unit ($2.28 per unit on an annualized basis) on all of its outstanding common units for the period from October 1 through December 31, 2012. The distribution was paid on February 14, 2013 to unitholders of record as of the close of business February 5, 2013.

Business Outlook
“We closed 2012 with strong financial and operational momentum,” Slifka said. “In addition to our gasoline activity and increased wholesale volumes, we are successfully implementing a rail strategy that leverages our expertise in midstream logistics and marketing, strengthening our position at the forefront of a large and growing market opportunity to move mid-continent and Canadian origin crude from the well to consumption.”

As previously announced, excluding the recently completed Cascade Kelly Holdings acquisition, for full-year 2013 the Partnership expects EBITDA in the range of $175 million to $190 million. The Partnership’s outlook is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve, which will influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and year-end 2012 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Net Product Margin

Global Partners views net product margin as an important performance measure of the core profitability of its operations. The Partnership reviews net product margin monthly for consistency and trend analysis. Global Partners defines net product margin as sales minus product costs. Sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and natural gas, as well as convenience store sales and gasoline station rental income. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and natural gas and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items. The Partnership also looks at net product margin on a per unit basis (net product margin divided by volume). Net product margin is a non-GAAP financial measure used by management and external users of Global Partners' consolidated financial statements to assess the Partnership’s business. Net product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ net product margin may not be comparable to net product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels and crude oil, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global is a leader in the logistics of transporting Bakken and Canadian crude oil and other energy products via rail, establishing a ‘virtual pipeline’ from the mid-continent region of the U.S. and Canada to refiners and other customers on the East and West coasts. Global owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast, and is one of the largest wholesale distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. With a portfolio of approximately 1,000 locations in nine states, the Partnership is also one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores in the Northeast. In addition, the Partnership is a distributor of natural gas. Global is No. 182 in the Fortune 500 list of America’s largest corporations.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Sales	$5,117,259	$4,106,744	$17,625,997	$14,835,729
Cost of sales	5,012,385	4,047,246	17,292,509	14,626,131
Gross profit	104,874	59,498	333,488	209,598

Costs and operating expenses:
Selling, general and administrative expenses	30,855	21,520	101,463	78,605
Operating expenses	39,721	18,602	140,413	73,534
Restructuring charges	-	311	-	2,030
Amortization expense	1,651	1,217	7,024	4,800
Total costs and operating expenses	72,227	41,650	248,900	158,969

Operating income	32,647	17,848	84,588	50,629

Interest expense	(8,563)	(7,731)	(36,268)	(31,209)

Income before income tax expense	24,084	10,117	48,320	19,420

Income tax expense	(1,349)	(68)	(1,577)	(68)

Net income	22,735	10,049	46,743	19,352

Less: General partner's interest in net income, including incentive distribution rights (1)(2)	(479)	(229)	(1,212)	(684)

Limited partners' interest in net income	$22,256	$9,820	$45,531	$18,668

Basic net income per limited partner unit (3)	$0.81	$0.46	$1.73	$0.88

Diluted net income per limited partner unit (3)	$0.81	$0.45	$1.71	$0.87

Basic weighted average limited partner units outstanding	27,311	21,550	26,393	21,280

Diluted weighted average limited partner units outstanding	27,487	21,723	26,567	21,474

(1) Calculations for 2012 include the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance Energy LLC. As a result, the general partner interest was reduced to 0.83% for the three months ended December 31, 2012 and, based on a weighted average, 0.86% for the twelve months ended December 31, 2012.

(2) Calculations for 2011 include the effect of the November 2010 and February 2011 public offerings. As a result, the general partner interest was reduced to 1.06% for the three months ended December 31, 2011 and, based on a weighted average, 1.09% for the twelve months ended December 31, 2011.

(3) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,977	$4,328
Accounts receivable, net	696,762	621,670
Accounts receivable - affiliates	1,307	1,776
Inventories	634,667	664,144
Brokerage margin deposits	54,726	43,935
Fair value of forward fixed price contracts	48,062	23,224
Prepaid expenses and other current assets	65,432	61,561
Total current assets	1,506,933	1,420,638

Property and equipment, net	712,322	408,850
Goodwill	32,326	-
Intangible assets, net	60,822	36,710
Other assets	17,349	10,427

Total assets	$2,329,752	$1,876,625

Liabilities and partners' equity
Current liabilities:
Accounts payable	$759,698	$575,776
Working capital revolving credit facility - current portion	83,746	62,805
Environmental liabilities - current portion	4,341	2,936
Trustee taxes payable	91,494	76,523
Accrued expenses and other current liabilities	71,442	41,307
Obligations on forward fixed price contracts	34,474	19,481
Total current liabilities	1,045,195	778,828

Working capital revolving credit facility - less current portion	340,754	526,095
Revolving credit facility	422,000	205,000
Environmental liabilities - less current portion	39,831	27,303
Other long-term liabilities	45,511	24,110
Total liabilities	1,893,291	1,561,336

Partners' equity	436,461	315,289

Total liabilities and partners' equity	$2,329,752	$1,876,625

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Reconciliation of gross profit to net product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$20,257	$9,989	$54,639	$56,224
Other oils and related products	22,341	26,517	90,790	67,609
Total	42,598	36,506	145,429	123,833
Gasoline Distribution and Station Operations segment:
Gasoline distribution	50,422	14,526	139,706	56,690
Station operations	18,017	7,985	66,384	31,491
Total	68,439	22,511	206,090	88,181
Commercial segment	4,494	6,609	18,652	21,975
Combined net product margin	115,531	65,626	370,171	233,989
Depreciation allocated to cost of sales	10,657	6,128	36,683	24,391
Gross profit	$104,874	$59,498	$333,488	$209,598

Reconciliation of net income to EBITDA
Net income	$22,735	$10,049	$46,743	$19,352
Depreciation and amortization and amortization of deferred financing fees	14,442	8,907	51,211	35,082
Interest expense	8,563	7,731	36,268	31,209
Income tax expense	1,349	68	1,577	68
EBITDA	$47,089	$26,755	$135,799	$85,711

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$42,752	$(10,578)	$232,452	$(17,357)
Net changes in operating assets and liabilities and certain non-cash items	(5,575)	29,534	(134,498)	71,791
Interest expense	8,563	7,731	36,268	31,209
Income tax expense	1,349	68	1,577	68
EBITDA	$47,089	$26,755	$135,799	$85,711

Reconciliation of net income to distributable cash flow
Net income	$22,735	$10,049	$46,743	$19,352
Depreciation and amortization and amortization of deferred financing fees	14,442	8,907	51,211	35,082
Amortization of routine bank refinancing fees	(1,195)	(959)	(4,073)	(3,467)
Maintenance capital expenditures	(3,914)	(1,545)	(13,112)	(4,226)
Distributable cash flow	$32,068	$16,452	$80,769	$46,741

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$42,752	$(10,578)	$232,452	$(17,357)
Net changes in operating assets and liabilities and certain non-cash items	(5,575)	29,534	(134,498)	71,791
Amortization of routine bank refinancing fees	(1,195)	(959)	(4,073)	(3,467)
Maintenance capital expenditures	(3,914)	(1,545)	(13,112)	(4,226)
Distributable cash flow	$32,068	$16,452	$80,769	$46,741

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary